Consent of Independent Registered Public Accounting Firm
The Board of Trustees of
Hersha Hospitality Trust:
We consent to the incorporation by reference in the registration statements (No. 333‐82666, No. 333‐113058, No. 333‐142073, No. 333‐142075, No. 333‐147113, No. 333‐156661, No. 333‐163123, No. 333‐167891, No. 333‐169658, No. 333‐187239, No. 333‐216317) on Form S‐3 and (No. 333‐122657, No. 333‐151314, No. 333‐179847, No. 333‐196181) on Form S‐8 of Hersha Hospitality Trust of our reports dated February 25, 2020, with respect to the consolidated balance sheets of Hersha Hospitality Trust and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three‐year period ended December 31, 2019, and the related notes and financial statement schedule III (collectively, the Consolidated Financial Statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‐K of Hersha Hospitality Trust.
Our report on the Consolidated Financial Statements refers to changes in the method of accounting for historical property sales as well as leases.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 25, 2020